Exhibit 99.1
TRAVELPORT COMPLETES SALE OF GTA BUSINESS
Atlanta, May 6, 2011 — Further to the announcement made on March 7, 2011, Travelport, a leading provider of critical transaction processing for the global travel industry, today announces that it has completed the sale of its GTA business to Kuoni. The sale is in line with Travelport’s strategic plan to focus on maximising the potential of its core business.
ENDS
About Travelport (www.travelport.com)
Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry.
With a presence in 160 countries, approximately 3,500 employees and reported 2010 revenues of US$2.3 billion, Travelport is comprised of the global distribution system (GDS) business, that includes the Galileo and Worldspan brands, and Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines.
Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures, and Travelport management.
Follow Travelport on Twitter at http://twitter.com/Travelport
Enquiries:
Julian Walker, Head of Corporate Communications and Investor Relations
Tel: +44 (0)17 5328 8210
Email: julian.walker@travelport.com